Exhibit 4

                            LOCK-UP LETTER AGREEMENT

LEHMAN BROTHERS INC.
As Representative of the
        Several underwriters
c/o LEHMAN BROTHERS INC.
745 Seventh Avenue
New York, NY 10019

Ladies and Gentlemen:

      The undersigned understands that you and certain other firms propose to enter into an Underwriting Agreement (the "Underwriting Agreement") providing for the purchase by you and such other firms (the "Underwriters") of shares (the "Shares") of Common Stock, par value $.001 per share (the "Common Stock"), of Esperion Therapeutics, Inc. (the "Company") and that the Underwriters propose to reoffer the Shares to the public (the "Offering").

      In consideration of the execution of the Underwriting Agreement by the Underwriters, and for other good and valuable consideration, the undersigned hereby irrevocably agrees that, without the prior written consent of Lehman Brothers Inc., the undersigned will not, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could reasonably be expected to, result in the disposition by the undersigned at any time in the future of) any shares of Common Stock (including, without limitation, shares of Common Stock that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and shares of Common Stock that may be issued upon exercise of any option or warrant) or securities convertible into or exchangeable for Common Stock (other than the Shares) owned by the undersigned on the date of execution of this Lock-Up Letter Agreement or on the date of the completion of the Offering, or (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise, on or before January 31, 2004; provided, however, that a disposition in accordance with the terms of the Underwriting Agreement shall not be considered a disposition covered by this Lock-Up Letter Agreement; and provided further that the undersigned may transfer shares of Common Stock to the shareholders of Durus Life Sciences International Fund Ltd. and to members of Durus Life Sciences Fund, LLC if (a) such shareholders and members agree in writing to be bound by the provisions of this Agreement with respect to the shares so distributed to them and (b) the undersigned (i) makes all required regulatory filings in connection with each such disposition and (ii) if requested by the Company or the Underwriters, cooperates with the Company in the issuance of a press release related to any such disposition.

      In furtherance of the foregoing, the Company and its Transfer Agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Letter Agreement.

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      It is understood that, if the Company notifies you that it does not intend to proceed with the Offering, if the Underwriting Agreement does not become effective, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Shares, the undersigned will be released from his her or her obligations under this Lock-Up Letter Agreement.

      The undersigned understands that the Company, the Underwriters and the stockholders selling shares in the Offering will proceed with the Offering in reliance on this Lock-Up Letter Agreement.

      The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement and that, upon request, the undersigned will execute any additional documents reasonably necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

                                            Very truly yours,


                                            Durus Capital Management (N.A.), LLC

                                            By: /s/ Scott Sacane
                                                ----------------
                                            Name: Scott Sacane
                                            Title: Managing Director


                                            Durus Capital Management, LLC

                                            By: /s/ Scott Sacane
                                                ----------------
                                            Name: Scott Sacane
                                            Title: Managing Member


                                            /s/ Scott Sacane
                                            ----------------
                                            Name: Scott Sacane
                                            Title:

Dated: July 31, 2003